EXHIBIT 2.2

                            CERTIFICATE OF MERGER OF
             EAGLE ACQUISITION CORPORATION INTO CLEARWORKS.NET, INC.

      The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

NAME                                STATE OF INCORPORATION
ClearWorks.net, Inc.                      Delaware
Eagle Acquisition Corporation             Delaware

SECOND: That an agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of section 251 of the General Corporation Law of Delaware.

THIRD: That the name of the surviving corporation of the merger is ClearWorks.net, Inc., a Delaware corporation.

FOURTH: That the certificate of incorporation of ClearWorks.net, Inc., a Delaware corporation, shall be the certificate of incorporation of the surviving corporation.

FIFTH: That the executed agreement of merger is on file at an office of the surviving corporation, the address of which is 2450 Fondren, Suite 200, Houston, Texas 77063.

SIXTH: That a copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

      In witness whereof, ClearWorks.net, Inc. has caused this Certificate of merger to be executed by its duly authorized officer this 31st day of January, 2001.


CLEARWORKS.NET, INC.




/s/ MICHAEL T. McCLERE
    Michael T. McClere, Chief Executive Officer